PDI Reports 2007 Second Quarter and Six Month Financial Results; Provides Update on Business Achievements Including Contract Wins

Conference call begins at 4:30 p.m. Eastern time today

SADDLE RIVER, N.J. (August 8, 2007) - PDI, Inc. (NASDAQ:PDII), a provider of commercialization services to the biopharmaceutical industry, today announced financial results for the three and six months ended June 30, 2007, and provided an update on its progress in achieving its strategic growth initiatives. Highlights of the quarter and recent weeks include:

•	Win of one-year sales services contract of approximately $23 million with top-five pharmaceutical company
•	Win of exclusive talent acquisition contract for Alpharma's branded pharmaceutical sales force
•	Launch of Pulsing Teams under PDI ON DEMAND to provide temporary surge capacity and supporting situational sales needs

Summary results from continuing operations were:

	For the three-month period			For the six-month period
	ended June 30 *			ended June 30 *
						$$
	2007	2006	Change	2007	2006	Change
Revenue, net	$27.8	$55.0	$(27.2)	$60.6	$132.1	$(71.5)
Gross profit	$7.2	$12.0	$(4.8)	$16.1	$30.7	$(14.6)
Operating expense	$11.0	$11.9	$(0.9)	$22.3	$23.1	$(0.8)
Operating (loss) income	$(3.9)	0.0	$(3.9)	$(6.1)	$7.5	$(13.6)
Other income	$1.6	$1.2	$0.4	$2.9	$2.2	$0.7
(Loss) income from continuing operations	$(2.5)	$0.7	$(3.2)	$(4.4)	$6.1	$(10.5)

Diluted (loss) income per share
from continuing operations	$(0.18)	$0.05	$(0.23)	$(0.32)	$0.44	$(0.76)

                                    *Unaudited - $'s in millions except per share information.
Financial Overview - Continuing Operations

Revenue - Lower net revenue in the second quarter and first six months of 2007 compared with the prior year is primarily attributable to the winding down of certain significant contracts in the Performance Teams business unit of the Sales Services segment.

Gross profit - The decrease in gross profit was directly attributable to lower net revenue.

Operating expenses - Total operating expenses were lower in the second quarter and six months of 2007 compared with 2006 due to the Company’s ongoing cost reduction initiatives.

Income (loss) from continuing operations - The 2007 loss from continuing operations of $(2.5) million, or $(0.18) per share for the second quarter and loss from continuing operations of $(4.4) million, or $(0.32) per share for the six months was lower than income from continuing operations for the same periods in 2006 primarily as a result of the winding down of certain significant contracts in the Performance Teams business unit of the Sales Services segment.

Liquidity and cash flow - Cash and cash equivalents and short-term investments on June 30, 2007 was $111.3 million, a decrease of $3.4 million compared with December 31, 2007.

Commentary

Michael Marquard, chief executive officer of PDI, said, “The second quarter loss is almost entirely due to the winding down of a number of significant contracts, as previously announced. In the second quarter, we continued our efforts to rebuild our business and implement our strategic plan and we had some important achievements; however, we have not yet replaced all of the lost revenue to date. We are very pleased by the recent win of a one year dedicated sales services contract of approximately $23 million with a top-five pharmaceutical company. This was our second large win in 2007. At the end of the first quarter, we announced that we had won a one year $13 million Select Access™ contract with a top-ten pharmaceutical company. In both situations, we believe we were selected because we provided creative solutions to achieve our customers’ objectives, combined with our proven ability to deliver results.

“We are also encouraged by the acceptance of our PDI on DEMAND® service offerings, which in general are focused on providing flexibility in assisting pharmaceutical companies to quickly respond to marketplace needs. It is clear to us that the flexibility that these services offer are right for today’s marketplace. We secured an exclusive talent acquisition contract for Alpharma’s branded pharmaceutical sales force and launched Pulsing Teams services to provide temporary surge capacity and support situational sales needs. These service offerings are an important element of our five-year strategic plan.

“Following a slow start in the first quarter of this year, sales improved considerably during the second quarter in the three businesses that comprise our diversified marketing services segment. The improvement was supported in part by new product offerings attractive to both large and emerging pharmaceutical companies,” Mr. Marquard concluded.

As a consequence of the new contracts, along with continued cost reduction efforts, the Company now expects its cash burn from operations for the year to be reduced to $10 million, compared with the $12 million to $15 million estimate previously provided.

Conference Call Information

PDI will hold a conference call and webcast today beginning at 4:30 p.m. Eastern time to discuss this announcement and to answer questions. The webcast will be accessible through the Investor Relations section of PDI's website at www.pdi-inc.com, and will be archived on the website for future on-demand replay.

Alternatively, the conference call can be accessed by dialing (866) 644-4654 from the U.S. or (706) 634-8407 from outside the U.S. A telephone replay will be available from 6:30 p.m. Eastern time on August 8, 2007 through 11:59 p.m. Eastern Time on August 10, 2007 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 12068139.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility; sales, marketing and commercialization expertise.

PDI operates in two areas, Sales Services and Marketing Services. Our Sales Services include Performance Sales Teams™, which are dedicated teams for specific customers; Select Access™, our targeted sales solution that leverages an existing infrastructure; and PDI ON DEMAND, innovative sales services that provide rapid, customized sales force solutions tailored to meet local, regional, and seasonal needs. Our Marketing Services include marketing research and consulting services through TVG in Dresher, PA., and medical communications services through Pharmakon in Schaumburg, IL. In addition, PDI is a high-quality provider of ACCME-accredited continuing medical education through Vital Issues in Medicine (VIM®), located in Dresher, PA. PDI's experience extends across multiple therapeutic categories and includes office and hospital based initiatives.

PDI's commitment is to deliver innovative solutions, unparalleled execution and superior results for its customers. Recognized as an industry pioneer, PDI remains committed to continuous innovation and to retaining the industry's highest-quality employees. For more information, please visit the Company's website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, the termination of or material reduction in the size of any of our customer contracts, the loss of our or our customers' intellectual property rights, our ability or inability to secure new business to offset the recent loss of customer contracts and the terms of any replacement business we secure, changes in our operating expenses, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves PDI has taken, the financial viability of certain companies whose debt and equity securities we hold, the outcome of certain litigation, PDI's ability to implement its current and future business plans, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2006, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue, net	$27,784	$54,951	$60,586	$132,095
Cost of services	20,633	42,993	44,461	101,433

Gross profit	7,151	11,958	16,125	30,662

Compensation expense	6,327	7,158	12,425	13,627
Other selling, general and administrative expenses	4,711	4,763	9,830	9,493
Total operating expenses	11,038	11,921	22,255	23,120

Operating (loss) income	(3,887)	37	(6,130)	7,542

Other income, net	1,577	1,216	2,937	2,191

(Loss) income before income tax	(2,310)	1,253	(3,193)	9,733

Provision for income tax	187	546	1,205	3,604

(Loss) income from continuing operations	(2,497)	707	(4,398)	6,129

Income from discontinued operations, net of tax	-	188	-	387

Net (loss) income	$(2,497)	$895	$(4,398)	$6,516

(Loss) income per share of common stock:
Basic:
Continuing operations	$(0.18)	$0.05	$(0.32)	$0.44
Discontinued operations	-	0.01	-	0.03
	$(0.18)	$0.06	$(0.32)	$0.47
Assuming dilution:
Continuing operations	$(0.18)	$0.05	$(0.32)	$0.44
Discontinued operations	-	0.01	-	0.03
	$(0.18)	$0.06	$(0.32)	$0.47

Weighted average number of common shares and
common share equivalents outstanding:
Basic	13,931	13,857	13,920	13,841
Assuming dilution	13,931	13,953	13,920	13,941

Selected Balance Sheet Data

	June 30,	December 31,
	2007	2006
	(unaudited)

Cash and equivalents and short-term investments	$111,277	$114,684
Working capital	110,840	112,186
Total assets	185,345	201,636
Total liabilities	40,099	52,439

CONTACT: PDI, Inc.
Jeffrey Smith, Chief Financial Officer
201-258-8451
JESmith@pdi-inc.com
www.pdi-inc.com
or
Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz, 212-838-3777
kgolodetz@lhai.com
Bruce Voss, 310-691-7100
bvoss@lhai.com

SOURCE: PDI, Inc.